UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2010

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	File No. 000-50886 (Commission File Number)	59-3778247 (IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01.	Other Events.

Item 9.01.	Financial Statements and Exhibits.

SIGNATURES

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Company Share Option Plan

Pursuant to its authority under the Virgin Media Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plan”), the compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company approved the adoption of a Company Share Option Plan (the “CSOP”) as a sub-plan of the Stock Incentive Plan for its employees in the United Kingdom.  The CSOP is a UK tax-qualified plan that has been approved by the UK tax authority, Her Majesty’s Revenue and Customs (“HMRC”), commonly adopted by UK companies.  Subject to compliance with the UK restrictions applicable to CSOPs, exercise of CSOP options is exempt from UK income tax and national insurance.  These restrictions include, among others, the requirements that each participant may only hold CSOP options with a face value (as described below), at the date of grant, of up to £30,000 and the options cannot be exercised for three years after the date of grant.

2010-2012 Long-Term Incentive Plan

In 2006, the stockholders approved the Stock Incentive Plan to provide key senior managers and executives with long-term incentives.  On January 7, 2010, the Committee approved the Company’s 2010-2012 long-term incentive plan (the “2010 LTIP”), which includes the grant of stock options and restricted stock units to its executive officers (excluding the Chairman and the Chief Executive Officer) and other key employees of the Company and its subsidiaries.  The 2010 LTIP is designed to incentivize senior managers to meet stringent business performance targets, which are aligned with driving long-term stockholder value, over a three-year period.  The 2010 LTIP consists of awards of stock options and performance-based restricted stock units under the Company’s Stock Incentive Plan.

Overall Structure

The 2010 LTIP is comprised of (1) option grants that vest based solely on time in approximately twenty percent increments, beginning January 1, 2011, and (2) restricted stock unit grants with cliff-vesting after three years that are linked to the achievement of performance criteria over the three-year period (January 1, 2010 to December 31, 2012), in each case, subject to continued employment with the Company to the vesting date.  Options with a face value of 100% of the recipient’s base annual salary were granted to all eligible employees, subject to the conditions above.  Of this total, options with a face value of £30,000 per eligible employee were granted under the CSOP.  These options, to the extent granted to US nationals, are also intended to qualify as Incentive Stock Options under applicable US tax legislation.  For senior executives, restricted stock units with a face value of up to 150% of the recipient’s annual base salary were granted, subject to the conditions above.  For other eligible employees, restricted stock units with a face value of up to 75% of the recipient’s annual base salary were granted, subject to the conditions above.

The options will have a ten-year term.  The vesting of the options will accelerate in the event that there is a change in control of the Company and the individual is terminated for good reason or without cause within 12 months of the change of control event. If CSOP option vesting is accelerated, those options to which accelerated vesting is applied may in certain circumstances cease to qualify for the favorable tax treatment otherwise applicable (unless accelerated vesting is for certain specific good leaver reasons) to CSOP options and the tax treatment will be that applicable to options granted otherwise under the 2010 LTIP.

Grant Date

The options were granted on January 7, 2010 with the exception of the CSOP options, which were granted on January 8, 2010 following HMRC’s approval of the CSOP.  The restricted stock units were granted on January 7, 2010.

Value of the Awards

The grant date face value of the options awarded under the 2010 LTIP is determined using the average of the high and low stock prices of the Company’s common stock on the grant date, and the exercise price is equal to the average of the high and low stock prices of the Company’s common stock on the grant date.  The grant date face value of the restricted stock units awarded under the 2010 LTIP is determined using the average of the high and low stock prices of the Company’s common stock on the grant date.

Performance Criteria for the Restricted Stock Units

The performance criteria for the restricted stock units is as follows: (i) 50% based on achievement of a cumulative simple cash flow (“SCF”) target in respect of the period from January 1, 2010 through December 31, 2012, being operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges, less fixed asset additions on an accrual basis (excluding additions in respect of Electronic Equipment Waste Obligations accrued under the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification) and (ii) 50% based on total shareholder value (“TSV”) performance in respect of the period from January 1, 2010 through December 31, 2012 relative to a pre-determined performance comparator group.  For senior executives, vesting of any SCF-based award with grant date face value of greater than 50% of the recipient’s annual base salary also requires top quartile TSV performance.  Further, if TSV growth is negative, the number of restricted stock units vesting based on TSV performance (except in respect of the SCF-based award) will be reduced by half from the percentage otherwise applicable.

The performance criteria include minimum and maximum performance levels. Each restricted stock unit agreement will establish a minimum level for each performance condition below which no restricted stock units will vest and a maximum level of performance at which all of the restricted stock units will vest.  If the performance is below the minimum level, the restricted stock units subject to such performance condition will lapse.

Equivalent payments may be made in cash rather than common stock at the Committee’s discretion. If the award recipient’s employment terminates prior to the payment date, the restricted stock units will be forfeited.  The vesting of the restricted stock units will not accelerate in the event of a change in control of the Company.

2010 LTIP Grants

Options to purchase an aggregate of approximately 1.7 million shares of common stock and an aggregate of approximately 1.7 million restricted stock units (based on the maximum target level being achieved) were awarded to 122 award recipients.  The exercise price of the options granted on January 7, 2010 is $17.16 per share and the exercise price of the CSOP options granted on January 8, 2010 is $17.12 per share, in each case being the average of the high and low stock prices on the relevant grant date.  Additional awards under the 2010 LTIP may be made during the 2010 fiscal year.

Mr. Hall, the Company’s Secretary and General Counsel, and a named executive officer, was granted 34,841 stock options and 52,228 restricted stock units.

The foregoing summary is qualified in its entirety by the text of the applicable grant agreements. A copy of each of the CSOP, and form of restricted stock unit agreement, non-qualified stock option notice, incentive stock option notice and CSOP option certificate are attached as exhibits to this report.

2010 Bonus Scheme

The Company has implemented annual incentive bonus programs for its employees intended to reward them only if they achieve specific quantitative and qualitative goals, aligned with driving significant operational performance to increase stockholder value.  On January 7, 2010, the Committee approved the Company’s 2010 annual bonus scheme (the “2010 Bonus Scheme”) covering almost half of the Company’s employees, including the Company’s named executive officers. The 2010 Bonus Scheme offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5 - 100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage payable. Employees also have the opportunity to earn up to 1.5 times the calculated bonus amount depending on the employee’s individual personal performance during the year.

In order for any bonuses to be payable, the Company is required to achieve a qualifying financial performance target. If the qualifying target is not achieved, no bonus payments will be made under the 2010 Bonus Scheme. If the qualifying target is achieved, bonuses would be payable according to achievement against the Company performance targets, together with a personal performance multiplier based on achievement of individual targets over the course of the year.   The performance metrics for the named executive officers measure: (i) operating cash flow; (ii) customer satisfaction; and (iii) gross margin.  Bonuses, if the performance conditions are achieved, will be paid on or around March 31, 2011. Payments made under the 2010 Bonus Scheme will be approved by the Committee.

Employees who are not in the 2010 Bonus Scheme are subject to local schemes which reflect the specific business requirements in that area. For instance, employees in sales related roles are generally in commission schemes which are designed based upon the sales mix for that area of the business and reviewed regularly to ensure they are targeted appropriately. Other employees who are not in the 2010 Bonus Scheme are in bonus schemes based upon targets which are tied into local business objectives.

Item 8.01.  Other Events.

On January 13, 2010, the Company announced the pricing of the offering of approximately £1.5 billion equivalent aggregate principal amount of senior secured notes due 2018, split into a $1.0 billion U.S. dollar denominated tranche and a £875 million sterling denominated tranche of its wholly-owned subsidiary Virgin Media Secured Finance PLC in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the notes is expected to close on January 19, 2010, subject to satisfaction of customary closing conditions.

Copies of two press releases issued by the Company in connection with the offering are attached as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit	Description
10.1	Company Share Option Plan.

10.2	Form of Restricted Stock Unit Agreement.

10.3	Form of Non-qualified Stock Option Notice.

10.4	Form of Incentive Stock Option Notice.

10.5	Form of CSOP Option Certificate.

99.1	Press release, dated January 11, 2010, of Virgin Media Inc.

99.2	Press release, dated January 13, 2010, of Virgin Media Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2010

VIRGIN MEDIA INC.

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Company Share Option Plan.

10.2	Form of Restricted Stock Unit Agreement.

10.3	Form of Non-qualified Stock Option Notice.

10.4	Form of Incentive Stock Option Notice.

10.5	Form of CSOP Option Certificate.

99.1	Press release, dated January 11, 2010, of Virgin Media Inc.

99.2	Press release, dated January 13, 2010, of Virgin Media Inc.